Exhibit 10.4

HANOVER COMPRESSOR COMPANY AWARD NOTICE PERFORMANCE-VESTED RESTRICTED STOCK
Hanover Compressor Company (the “Company”), has granted to you, [NAME] (“the Participant”), shares of restricted stock under the Hanover Compressor Company 2006 Stock Incentive Plan (the “Plan”). All capitalized terms in this Notice have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been granted [NUMBER] shares of Company restricted stock (the “Award” or “Restricted Stock”). This Award is stated at maximum payout and the actual Award earned and paid may be less.
     2. Grant Date. The date of this Restricted Stock Award is July 21, 2006 (the “Grant Date”).
     3. Vesting. The Award will vest on July 21, 2009 (the “Vesting Date”) and will be paid at 0% to 200% of the Target Award, subject to the achievement of a pre-determined performance objective (the “Performance Measure”) over a three-year period (the “Performance Period”). The “Target Award” is the number of shares that would be earned and paid if the Performance Measure is met at the target level.
     Exhibit A provides (i) the Performance Period over which performance will be measured, (ii) an explanation of the Performance Measure, and (iii) the percentage of the Award that will vest based on the achievement of the Performance Measure at threshold, target and maximum levels.
     As soon as administratively practicable following the Vesting Date, and in no event later than September 30, 2009, the Company will notify you, based upon the performance achieved at the conclusion of the Performance Period, of the portion of your Award that will vest and will no longer be subject to the restrictions on transfer described in Section 6 below. Any portion of your Award that does not vest will be forfeited. Contact Wachovia at (866) 311-5694 or (713) 853-2400 with any questions concerning the vesting of your Award.
     4. Termination of Employment. If your employment with the Company or a subsidiary terminates for any reason (other than as a result of death, Disability or a Corporate Change) during the Performance Period and up to the Vesting Date, your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of your death, Disability or a Corporate Change, your Award will immediately vest at 100% of the Target Award and all restrictions applicable to your Award will cease as of that date.
     5. Stockholder Rights. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your Restricted Stock shares until they are vested.
     6. Non-Transferability. Before you are vested in your Award, you cannot sell, transfer, pledge exchange or otherwise dispose of your shares of Restricted Stock (except by will or the laws of descent and distribution).
     7. No Right to Continued Employment. Nothing in this Notice guarantees your continued employment with the Company or its subsidiaries or interferes in any way with the right of the Company or its subsidiaries to terminate your employment at any time.

     8. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     9. Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Hanover Compressor Company, Compensation and Benefits Department, 12001 N. Houston Rosslyn, Houston, Texas 77086. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     10. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

ON BEHALF OF HANOVER COMPRESSOR COMPANY AND ITS SUBSIDIARIES
By:	/s/ John E. Jackson
John E. Jackson
President and Chief Executive Officer

HANOVER COMPRESSOR COMPANY AWARD NOTICE – EXHIBIT A 2006 PERFORMANCE-BASED OBJECTIVES AND CONDITIONS

Performance Period	July 1, 2006 through June 30, 2009

Performance Measure	Average Return on Capital Employed (“ROCE”) over the Performance Period

ROCE is calculated as follows: (1) earnings before interest and taxes, divided by (2) short-term debt plus, current maturities of long-term debt plus, long-term debt plus, minority interest plus, stockholders’ equity less, cash.

The intent of the Performance Measure is to provide an incentive for managers to effect significant improvements in the Company’s operational performance. Upon the occurrence of material non-operational events during the Performance Period, the Compensation Committee may, in its discretion, adjust the incentive formula to exclude such event.

	Threshold	Target	Maximum
ROCE Performance Objectives	6.0%	7.5%	9.5%
Payout (expressed as a percentage of the Award at target performance)	50%	100%	200%
	The actual Award payout will range from 0% to 200% of the Award that would have been earned at target performance.